UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 2

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2005

RIVER CAPITAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-29463 (Commission File Number)	51-0392750 (IRS Employer Identification No.)

7 Reid Street, Suite 312, Hamilton HM11, Bermuda

(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code (441) 296 6006

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 31, 2005, River Capital Group, Inc. (“River Capital”) entered into a subscription agreement (the “Subscription Agreement”) with several accredited investors (the “Subscribers”) pursuant to which River Capital agreed to sell, and the Subscribers agreed to purchase in the aggregate, up to $200,000 principal amount of convertible notes and five-year warrants to purchase 400,000 shares of common stock at $0.75 per share.

On June 7, 2005, River Capital filed Form 8-K disclosing the execution of the Subscription Agreement and the Subscription Agreement was attached as Exhibit 10.1 to that filing.

On May 31, 2006, River Capital and the Subscribers executed a Modification and Amendment Agreement to the Subscription Agreement (the “Amended Agreement”), whereby the parties extended the maturity date of the notes through May 23, 2007 and reduced the per share exercise price to acquire a warrant share from $0.75 to $0.35. The Amended Agreement was attached as Exhibit 10.1 to that filing.

On June 30, 2006, River Capital and the Subscribers executed a Modification, Waiver and Amendment Agreement to the Subscription Agreement (the “Second Amended Agreement”), whereby the Subscribers increased their purchase price by $300,000 and River Capital issued new notes with revised issue and expiration dates at an annual interest rate equal to the greater of (i) four percent (4%) above the prime rate as announced from time to time in the Wall Street Journal, and (ii) ten percent (10%). Additionally River Capital has the right to prepay the principal amount of the notes by paying the Subscribers 110% of the amount of principal to be prepaid together with interest. The Second Amended Agreement is attached hereto and is incorporated by reference herein as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits

Regulation S-K Number	Document
10.1	Modification and Amendment Agreement dated June 30, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIVER CAPITAL GROUP, INC.
July 7, 2006	By: /s/ Howard Taylor Howard Taylor, President

2